Exhibit 99.1

ANNUAL SERVICER’S CERTIFICATE
For Year Ended December 31, 2004

DAIMLERCHRYSLER SERVICES NORTH AMERICA LLC

DAIMLERCHRYSLER MASTER OWNER TRUST

The undersigned, duly authorized representatives of DaimlerChrysler Services North America LLC (“DCS”), pursuant to the Sale and Servicing Agreement, dated as of December 16, 2004 (as amended and supplemented, the “Agreement”), among DaimlerChrysler Wholesale Receivables Company LLC, as Seller, DCS, as Servicer, and DaimlerChrysler Master Owner Trust (the “Trust”), does hereby certify that:

1.	DCS is, as of the date hereof, the Servicer under the Agreement.

2.	The undersigned are Servicing Officers and are duly authorized pursuant to the Agreement to execute and deliver this Certificate to the Trustee, the Trust, any Agent and any Enhancement Providers.

3.	A review of the activities of the Servicer during the calendar year ended December 31, 2004 and of its performance under the Agreement was conducted under our supervision.

4.	Based on such review, the Servicer has, to the best of our knowledge, performed in all material respects all of its obligations under the Agreement throughout such year and no default in the performance of such obligations has occurred or is continuing except as set forth in paragraph 5 below.

5.	There were no defaults made by the Servicer in the performance of its obligations under the provisions of the Agreement during the year ended December 31, 2004.

Capitalized terms used but not defined herein are used as defined in the Agreement.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate this 24th day of March, 2005.

/s/ Andree Ohmstedt	/s/ Mark L. Davis

Andree Ohmstedt	Mark L. Davis
Vice President and Controller	Assistant Controller
Financial Reporting & Policy

Report of Independent Registered Public Accounting Firm

The Manager and Member
DaimlerChrysler Services North America LLC:

We have audited the accompanying statements of assets, liabilities and equity arising from cash transactions of DaimlerChrysler Master Owner Trust (the “Trust”) as of December 31, 2004 and 2003, and the related statements of cash receipts and disbursements for the years ended December 31, 2004 and 2003, and the period June 1, 2002 (inception) through December 31, 2002. These financial statements are the responsibility of the management of DaimlerChrysler Services North America LLC, servicer of the Trust. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Trust’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As described in Note 1, these financial statements were prepared on the basis of cash receipts and disbursements, which is a comprehensive basis of accounting other than generally accepted accounting principles.

In our opinion, the financial statements referred to above present fairly, in all material respects, the assets, liabilities and equity arising from cash transactions of DaimlerChrysler Master Owner Trust as of December 31, 2004 and 2003, and its cash receipts and disbursements for the years ended December 31, 2004 and 2003, and the period June 1, 2002 (inception) through December 31, 2002, on the basis of accounting described in Note 1.

/s/ KPMG LLP

March 24, 2005

Management Assertion

March 24, 2005

As of and for the year ended December 31, 2004, DaimlerChrysler Services North America LLC has complied in all material respects with the minimum servicing standards set forth in the Mortgage Bankers Association of America’s Uniform Single Attestation Program for Mortgage Bankers, to the extent that such servicing standards are applicable to the servicing obligations for CARCO Auto Loan Master Trust and for DaimlerChrysler Master Owner Trust, pursuant to the Amended and Restated Pooling and Servicing Agreement dated as of December 5, 2001, as amended, among DaimlerChrysler Wholesale Receivables Company LLC, as Seller, DaimlerChrysler Services North America LLC, as Servicer, and The Bank of New York, as Trustee, and to the servicing obligations for DaimlerChrysler Master Owner Trust, pursuant to the Sale and Servicing Agreement dated as of December 16, 2004 among DaimlerChrysler Wholesale Receivables Company LLC, as Seller, DaimlerChrysler Services North America LLC, as Servicer, and DaimlerChrysler Master Owner Trust.

Due to the nature of the above mentioned trusts, minimum servicing standards I.2, I.4, III.1, III.2, III.3, III.4, III.5, III.6, V.2, V.3, V.4 and VII.1 are not applicable and, accordingly, DaimlerChrysler Services North America LLC has not made an attempt to comply with those standards.

DaimlerChrysler Services North America LLC, as Servicer

/s/ Andree Ohmstedt

Andree Ohmstedt
Vice President and Controller

/s/ Robert L. Watson

Robert L. Watson
Senior Manager — Structured Finance and Securitization

/s/ Mark L. Davis

Mark L. Davis
Assistant Controller — Financial Reporting & Policy